News Release

Corporate Headquarters:
1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

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Goodyear Announces Proposed Offering of Senior Notes

AKRON, Ohio, June 20, 2005 — The Goodyear Tire & Rubber Company today announced that it intends to commence an offering of approximately $400 million aggregate principal amount of senior notes, subject to market and other customary conditions. The notes will be senior unsecured obligations of the company and are expected to mature in June 2015.

Goodyear intends to use the net proceeds from this offering to repay the $200 million in 4.9% borrowings due July 5, 2005 under its U.S. first lien revolving credit facility, and to replace $190 million of the cash it used to pay $516 million principal amount of its 6.375% Euro Notes due 2005 at maturity on June 6, 2005. The company may then use the $190 million in cash to repay other debt obligations and for general corporate purposes.

The notes, when offered, will be offered in a private placement under Rule 144A, have not been registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

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